Exhibit 99.1

Avigen Reports Financial Results for the Three and Nine Months Ended September 30, 2004

ALAMEDA, CA, October 27, 2004 – Avigen, Inc., (Nasdaq: AVGN), today reported financial results for the three and nine months ended September 30, 2004.  At September 30, 2004, Avigen had approximately $81 million in cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $87 million at June 30, 2004 and $99 million at December 31, 2003.

“September 30, 2004 financial results continue to be in line with management expectations and consistent with our realigned product development strategy and reorganization announced in July,” said Kenneth Chahine, Ph.D., J.D., Avigen’s president and CEO.    “I was pleased to report in August that we received FDA clearance to begin our Phase I/II clinical trial for AV201 for advanced Parkinson’s disease and we look forward to treating subjects by the end of the year.  In light of our recently announced restructuring plan, we believe our financial assets are sufficient to support our current product and clinical development plans for AV201 for advanced Parkinson’s disease and AV333 for neuropathic pain, as well as a non-gene therapy in-licensing candidate, for an additional four years.”

Financial Results

For the three months ended September 30, 2004, Avigen reported revenue of $8,000 compared with $140,000 for the same period last year.  Revenue in the quarter ended September 30, 2003 included $125,000 of deferred revenue from the $2.5 million payment received from Bayer in the first quarter of 2003.  This payment was in connection with Avigen’s collaboration to develop Coagulin-B®, for the treatment of hemophilia B using a liver delivery procedure.  As reported last quarter, Avigen made the decision to suspend patient enrollment in its clinical trial of Coagulin-B®, resulting in the recognition of the full amount of the remaining payment.  Therefore, no deferred revenue was recognized this quarter, nor will any be recognized in future quarters.

Total operating expenses for three months ended September 30, 2004 were $6.9 million representing a ten percent decline from the $7.7 million reported for the same period a year ago.  The change resulted from the net effect of lower expenditures for preclinical studies, lower personnel related expenses as a result of staff reductions announced in July, and lower consumption of materials, partially offset by severance related expenses and higher facilities related expenses.

Net interest income and other expenses for the quarter ended September 30, 2004 were $392,000, compared with $629,000 in the same quarter of 2003, reflecting lower average balances of interest-bearing investments between the periods.

For the quarter ended September 30, 2004, Avigen reported a net loss of $6.5 million, or $0.32 per share, compared with a net loss of $6.9 million, or $0.34 per share, in the same period of the prior year.

For the nine months ended September 30, 2004, Avigen reported revenue of $2.2 million, compared with $298,000 in the same period of the prior year.  The increase was due to the recognition of deferred revenue from the Bayer payment mentioned above.  Operating expenses for the nine months ended September 30, 2004 were $21.7 million, up from $21.6 million in the same period of 2003.  The change reflected higher severance related expenses, partially offset by lower personnel related expenses, lower material costs and lower expenses for preclinical studies.  Net loss for the nine months ended September 30, 2004 was $18.3 million, or $0.90 per share, compared with a net loss of $18.9 million, or $0.94 per share, in the first nine months of 2003.

About Avigen

Avigen currently has two promising neurological product candidates.  The first is AV201 for the treatment of Parkinson’s disease.  After extensive preclinical research, Avigen filed an Investigational New Drug (“IND”), and received FDA clearance to begin clinical testing of AV201.   Avigen is currently in the process of enrolling patients in its AV201 clinical trial, in which the drug will initially be administered to individuals in the late stages of Parkinson’s disease who have exhausted most of their therapeutic options.  The second program is AV333 for the treatment of severe chronic pain, a very poorly managed condition resulting from a variety of disease states.  AV333 represents an innovative approach to the treatment of unremitting pain, with demonstrated success in reversing neuropathic pain in established preclinical models.  Additionally, Avigen is actively seeking to broaden its portfolio of drug development candidates through an in-licensing program. This effort has identified several validated compounded that are being investigated, some of which are currently in human clinical trials.  Based in the San Francisco Bay Area, Avigen is committed to developing innovative therapeutics to treat serious disorders, primarily focused on neurological conditions. Avigen’s proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body.

Clinical Trial Enrollment:

Patients or physicians who would like more information should contact the Clinical Development Department at clinicaltrials@avigen.com or call at 1-877-4-AVIGEN (428-4436). Additional information on Avigen’s proprietary gene delivery products can be found at www.avigen.com

Investors Please Note:

The statements in this news release regarding Avigen’s expectations for how long its current financial assets will be able to support ongoing operations, its expectation of treating subjects in its AV201 clinical trial by the end of the year, and its expectations for initially administering AV201 to individuals in the late stages of Parkinson’s disease who have exhausted most of their therapeutic options, are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from current expectations. For example, clinical trials for AV201 may be delayed or not occur due to unanticipated difficulties in enrolling subjects or in obtaining approvals required by regulatory or institutional authorities.  In addition, Avigen’s spending to support clinical trials and research and development plans may increase in the event that Avigen incurs expenses not currently contemplated, such as in the event that Avigen determines to undertake additional development programs, in which case current financial resources may not be sufficient for the time period stated.  There are also many other risks and uncertainties inherent in the development of gene therapy products. These and other risks relating to Avigen are detailed in Avigen’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, under the caption “Risk Factors” in Item 2 of Part I of that  report, which was filed with the SEC on August 9, 2004.

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Contact:  Thomas J. Paulson
Chief Financial Officer
Avigen, Inc.
1301 Harbor Bay Parkway,  Alameda, CA 94502
Tel: 510-748-7150
FAX: 510-748-7155
Internet: paulson@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended

(In thousands, except per share information)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

	(unaudited)		(unaudited)
Revenue	$8	$140	$2,160	$298
Operating expenses
Research and development	4,969	5,594	15,030	15,985
General and administrative	1,902	2,084	6,673	5,635

Total operating expenses	6,871	7,678	21,703	21,620
Loss from operations	(6,863)	(7,538)	(19,543)	(21,322)
Net interest income and other expense	392	629	1,279	2,378

Net loss	$(6,471)	$(6,909)	$(18,264)	$(18,944)

Basic and diluted net loss per common share	$(0.32)	$(0.34)	$(0.90)	$(0.94)

Shares used in basic and diluted net loss per common share calculation	20,372	20,143	20,356	20,129

CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2004	December 31, 2003

	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$69,236	$86,950
Accrued interest and other current assets	1,159	1,218

Total current assets	70,395	88,168
Restricted investments	11,928	11,928
Property and equipment, net	13,383	15,641
Deposits and other assets	695	858

Total assets	$96,401	$116,595

Current liabilities and deferred revenue	1,601	2,117
Long-term obligations	9,048	8,967
Deferred revenue - non-current	—	1,625
Stockholders’ equity	85,752	103,886

Total liabilities and stockholders’ equity	$96,401	$116,595

(1) Derived from audited financial statements.